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                                                                      Exhibit 11
                                                                      ----------



COMPUTATION OF PER SHARE EARNINGS

The computation of primary earnings per share is as follows:

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


                                             Year Ended September 30
                                             1996             1995
                                             ----             ----


Weighted average shares outstanding       5,112,834        4,949,485


Add equivalent shares for
stock options (a)                           879,233          881,613
                                          ---------        ---------

Average shares outstanding for
computation of primary earnings
per share                                 5,992,067        5,831,098
                                          =========        =========





Income before extraordinary
  item                                   $9,326,000       $6,591,000
                                          =========        =========

Net income                               $9,326,000       $7,511,000
                                          =========        =========


Primary earnings per common share:
  Before extraordinary item                   $1.56            $1.13
                                          =========        =========

  Net income                                  $1.56            $1.29
                                          =========        =========







(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.
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